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                                                                   EXHIBIT 10.61

September 17, 2003

The Berwind Company, LLC
c/o Berwind Corporation
3000 Centre Square West
1500 Market Street
Philadelphia, PA 19102
Attention: Pamela I. Lehrer

RE: APPOINTMENT OF BERWIND NOMINEE TO THE CALIPER BOARD AND BERWIND NON-VOTING PARTICIPANT RIGHTS ON THE CALIPER BOARD

Ladies/Gentlemen:

Reference is made to that certain Stock Purchase Agreement among Caliper Technologies Corp. ("Caliper"), The Berwind Company, LLC ("Berwind") and Berwind Corporation dated as of June 9, 2003 (as amended by Amendment No. 1 thereto dated July 10, 2003, the "Stock Purchase Agreement"). This letter agreement shall set forth the terms and conditions of (i) Berwind's limited waiver of the requirements of Section 6.2 of the Stock Purchase Agreement, pursuant to which Caliper was required to cause a nominee of Berwind, who is reasonably acceptable to Caliper, to be appointed to the Caliper Board of Directors (the "Caliper Board") within 60 days following the closing under the Stock Purchase Agreement, and (ii) Caliper's agreement that a senior management executive of Berwind, who shall be designated by Berwind and reasonably acceptable to Caliper, shall have the right to attend and participate, but not vote at, meetings of the Caliper Board.

BACKGROUND. Pursuant to Section 6.2 of the Stock Purchase Agreement Caliper was required to cause a nominee of Berwind, who is reasonably acceptable to Caliper, to be appointed to the Caliper Board of Directors within 60 days following the closing under the Stock Purchase Agreement. By letter dated July 22, 2003, Berwind notified Caliper that its nominee to be appointed to the Board was Mr. Van Billet, the Vice President and Chief Financial Officer of Berwind. However, Mr. Billet may not be considered an "independent director" for purposes of the Caliper Board under Nasdaq Rule 4200(a)(14)(A). Because the addition of an additional director who is not considered to be "independent" under applicable Nasdaq rules would cause the Caliper Board to be evenly divided between "independent" directors and directors not considered to be "independent", Berwind has agreed to accommodate Caliper and waive the requirement of Section
6.2 of the Stock Purchase Agreement for a period of time of up to December 31, 2004, subject to the terms and conditions hereof. In consideration of Berwind's agreement to provide such accommodation and waiver, Caliper has agreed, subject to the terms and conditions hereof: (i) that Mr. Van Billet or another person designated from time to time by Berwind who is reasonably acceptable to Caliper (the "Berwind Non-Voting Participant") shall have the right to attend meetings of the Caliper Board as a non-voting participant; (ii) that

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Caliper shall use its reasonable best efforts to cause as promptly as practical the composition of the Caliper Board to be such as to allow the Berwind Non-Voting Participant to be a Caliper Board member while still maintaining a majority of "independent" directors on the Caliper Board, and upon such event shall cause the Berwind Non-Voting Participant to be appointed to the Caliper Board as promptly as practical and (iii) that Caliper shall in any event cause the Berwind Non-Voting Participant to be a Caliper Board member by December 31, 2004.

AGREEMENT. Based on the foregoing, Caliper and Berwind hereby agree as follows:

1. Subject to the terms and conditions of this letter agreement, Berwind agrees to waive the requirement set forth in Section 6.2 of the Stock Purchase Agreement for Caliper to cause the appointment of the person nominated to the Caliper Board by Berwind within 60 days after the closing under the Stock Purchase Agreement, retroactive to September 12, 2003. Caliper agrees in exchange therefor (i) to use its reasonable best efforts to cause, as promptly as practical, the composition of the Caliper Board to be such as to allow the Berwind Non-Voting Participant to be a Caliper Board member while still maintaining a majority of "independent" directors on the Caliper Board, and upon such event Caliper shall cause the Berwind Non-Voting Participant to be appointed to the Caliper Board as promptly as practical (but no later than 60 days from such event) and (ii) that it shall in any event cause the Berwind Non-Voting Participant to be a Caliper Board member by December 31, 2004. Caliper also agrees that in the event outside counsel reasonably acceptable to both Berwind and Caliper determines that the Berwind Non-Voting Participant can be appointed to the Caliper Board as an "independent" director Caliper shall cause the Berwind Non-Voting Participant to be appointed to the Caliper Board within 60 days of such determination. Berwind agrees that the exercise of reasonable best efforts by Caliper shall not require Caliper, prior to December 31, 2004, either (x) to request the resignation of, or decline to nominate for re-election by Caliper's stockholders, any director not considered to be "independent," (y) to increase the size of the Caliper Board, or
         (z) to offer any potential Caliper Board member any compensation not consistent with current practice.

2. Until such time as Berwind shall have its nominee appointed or elected to the Caliper Board as set forth in paragraph 1 above, Berwind shall have the right to have the Berwind Non-Voting Participant attend Caliper Board meetings as a non-voting participant, subject to the following terms and conditions:

         a) The Berwind Non-Voting Participant shall keep all matters discussed during meetings of the Caliper Board strictly confidential, unless and until any such matters have been publicly disclosed by Caliper; provided that he/she shall be entitled to disclose the information to Berwind and its affiliates and Berwind shall be, and shall cause its affiliates to be, bound by the foregoing confidentiality obligation. If any of Berwind, its affiliates or the Berwind Non-Voting Participant is required by law or governmental regulation or by subpoena or other valid legal process to disclose any such confidential matter to any person, then

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                  Berwind will immediately provide Caliper with written notice of the applicable law, regulation or process so that Caliper may seek a protective order or other appropriate remedy.

         b) Berwind hereby agrees that certain matters involving pending or potential litigation discussed during meetings of the Caliper Board may need to be protected by attorney/client privilege, as determined by Caliper's General Counsel in his reasonable discretion, and that the Berwind Non-Voting Participant shall not be entitled to attend any portion of any meeting of the Caliper Board during which such matters are to be discussed.

         c) Berwind hereby agrees to that from time to time certain matters may be discussed during meetings of the Caliper Board that involve contractual or other legal relationships or conflicts between Caliper and Berwind (such as, for example, claims for indemnification that Caliper may have against Berwind under the terms of the Stock Purchase Agreement), and that the Berwind Non-Voting Participant shall not be entitled to attend any portion of any meeting of the Caliper Board during which such matters are to be discussed.

         d) Berwind hereby agrees to that from time to time the members of the Caliper Board who are considered to be "independent" may meet alone in executive session, and that the Berwind Non-Voting Participant shall not be entitled to attend any such executive session meetings of the "independent" members of the Caliper Board.

         e) Berwind hereby acknowledges that it is aware that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities. Berwind agrees that it shall be solely responsible for any securities laws violations of the Berwind Non-Voting Participant or any other Berwind employee, affiliate or agent with respect to actions taken by the Berwind Non-Voting Participant or such Berwind employee, affiliate or agent based on information discussed during any meeting of the Caliper Board.

3. Caliper agrees that it will indemnify the Berwind Non-Voting Participant in the same circumstances and to the same extent that Caliper is obligated to indemnify any of the members of the Caliper Board, including but not limited to under the charter, bylaws and any indemnity agreement, as if the Berwind Non-Voting Participant was a director of Caliper.

4. The Berwind Non-Voting Participant will have similar rights to be a non-voting participant in two committees of the Caliper Board, subject to the same terms and conditions set forth in paragraph 2 above. Berwind agrees that the Berwind Non-Voting

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         Participant shall not be entitled to participate in any portion of a meeting of a committee comprised entirely of "independent" directors when such committee is meeting without the presence of any members of the Caliper Board who are not considered to be "independent" or without the presence of any employees of Caliper. The committees of the Caliper Board upon which the Berwind Non-Voting Participant will be entitled to participate shall be agreed upon between the Berwind Non-Voting Participant and the Chairman of the Caliper Board.

5. The Berwind Non-Voting Participant will be compensated in substantially the form and amount as if he/she was a Caliper Board member; provided, however, that Caliper shall not be required to extend any compensation to any Berwind Non-Voting Participant if such compensation would be in excess of the amount that Caliper would be required to extend if the Berwind Non-Voting Participant remained the same person throughout the term of this letter agreement. In addition, Berwind agrees that at such time as the Berwind Non-Voting Participant is first appointed or elected to the Caliper Board, such person shall not be entitled to receive any additional compensation due to such person's initial appointment or election to the Caliper Board (such as an initial grant of options) to the extent such person has previously received such compensation in his or her capacity as the Berwind Non-Voting Participant. Such compensation shall be set forth in a consulting agreement in form and substance acceptable to the Berwind Non-Voting Participant and Caliper.

6. The rights and obligations of Berwind and Caliper set forth in this letter will terminate and be of no further force and effect on the earlier to occur of (i) the date that a person nominated by Berwind is appointed or elected to the Caliper Board, in which event Section 6.2 of the Stock Purchase Agreement shall govern the parties' continuing rights and obligations with respect to representation on the Caliper Board, and (ii) such date as the number of shares of Caliper Common Stock owned by Berwind represents less than 5% of the issued and outstanding shares of Caliper Common Stock.

7. If any provision of this letter agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. This letter agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed letter agreement (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms and conditions of this letter agreement.

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If this letter agreement correctly sets forth the terms and conditions of our agreement regarding the subject matter hereof, please execute each copy of this letter agreement in the space provided below and return a fully executed copy of this letter to Caliper.

Sincerely,

CALIPER TECHNOLOGIES CORP.

By: /s/ Daniel L. Kisner
    -----------------------------------
Name: Daniel L. Kisner, M.D.
Title: Chairman

Agreed and accepted this 17th day of September, 2003.

THE BERWIND COMPANY LLC

By: /s/ Van Billet
    ----------------------------------
Name: Van Billet
Title: Vice President and
       Chief Financial Officer